Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan of Ditech Holding Corporation of our report dated April 16, 2018, with respect to the consolidated financial statements and schedule of Ditech Holding Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

April 19, 2018